Exhibit 10.8

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

EDG HOLDCO LLC

Dated as of May 2, 2012

THE MEMBERSHIP UNITS OF EDG HOLDCO LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.  THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.  THEREFORE, PURCHASERS OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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ARTICLE I	DEFINITIONS	1

Section 1.01.	Definitions	1

ARTICLE II	FORMATION, TERM, PURPOSE AND POWERS	7

Section 2.01.	Formation	7

Section 2.02.	Name	7

Section 2.03.	Term	7

Section 2.04.	Offices	7

Section 2.05.	Registered Office and Agent for Service of Process	7

Section 2.06.	Purpose and Powers	7

Section 2.07.	Members; Admission of New Members	7

ARTICLE III	MANAGEMENT	7

Section 3.01.	Manager; Officers; Signing Authority	7

Section 3.02.	Compensation	8

Section 3.03.	Expenses	8

Section 3.04.	No Participation in Management, etc. by Members	8

Section 3.05.	Business Opportunities	8

Section 3.06.	Limitation of Liability of Members	9

Section 3.07.	No Priority, etc	9

ARTICLE IV	DISTRIBUTIONS	9

Section 4.01.	Distributions	9

Section 4.02.	Liquidation Distribution	10

Section 4.03.	Limitations on Distribution	10

ARTICLE V	CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS	10

Section 5.01.	Initial Capital Contributions	10

Section 5.02.	No Additional Capital Contributions	10

Section 5.03.	Capital Accounts	10

Section 5.04.	Allocations of Profits and Losses	11

Section 5.05.	Special Allocations	11

Section 5.06.	Tax Allocations	12

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(continued)

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Section 5.07.	Tax Advances	13

Section 5.08.	Tax Matters	13

Section 5.09.	Other Allocation Provisions	14

ARTICLE VI	BOOKS AND RECORDS; INFORMATION RIGHTS	14

Section 6.01.	Books and Records	14

Section 6.02.	Information Rights	14

ARTICLE VII	MEMBERSHIP UNITS	15

Section 7.01.	Units	15

Section 7.02.	Register	15

Section 7.03.	Splits, Distributions and Reclassifications	15

Section 7.04.	Cancellation of Class A Common Stock and Units	15

Section 7.05.	Incentive Plans	15

Section 7.06.	Offerings of Class A Common Stock	16

Section 7.07.	Exchange Agreements	16

Section 7.08.	Registered Members	17

ARTICLE VIII	TRANSFER RESTRICTIONS	17

Section 8.01.	Transfers	17

Section 8.02.	Encumbrances	17

Section 8.03.	Further Restrictions	17

Section 8.04.	Admissions, Withdrawals and Removals	18

Section 8.05.	Permitted Transfers	18

ARTICLE IX	DISSOLUTION, LIQUIDATION AND TERMINATION	18

Section 9.01.	No Dissolution	18

Section 9.02.	Events Causing Dissolution	19

Section 9.03.	Distribution upon Dissolution	19

Section 9.04.	Time for Liquidation	19

Section 9.05.	Termination	19

Section 9.06.	Claims of the Members	19

ARTICLE X	LIABILITY AND INDEMNIFICATION	20

Section 10.01.	Exculpation; Indemnification	20

ii

(continued)

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ARTICLE XI	MISCELLANEOUS	22

Section 11.01.	Severability	22

Section 11.02.	Notices	22

Section 11.03.	Binding Effect	23

Section 11.04.	Interpretation	23

Section 11.05.	Counterparts	23

Section 11.06.	Further Assurances	24

Section 11.07.	Governing Law	24

Section 11.08.	Submission to Jurisdiction; Waiver of Jury Trial	24

Section 11.09.	Remedies	24

Section 11.10.	Amendments and Waivers	25

Section 11.11.	No Third Party Beneficiaries	25

iii

AMENDED AND RESTATED LIMITED LIABILITY
COMPANY OPERATING AGREEMENT

OF

EDG HOLDCO LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of EDG Holdco LLC (the “Company”) is made as of the 2nd  day of May, 2012, by and among Edgen Group Inc., a corporation formed under the laws of the State of Delaware (“Edgen Group”), Edgen Murray II, L.P., a limited partnership formed under the laws of the State of Delaware (“EM II LP”), and Bourland & Leverich Holdings LLC, a limited liability company formed under the laws of the State of Delaware (“B&L,” and, collectively with Edgen Group, EM II LP and other Persons who become members of the Company from time to time pursuant to this Agreement, for so long as he, she or it remains a member, the “Members”).

W I T N E S S E T H:

WHEREAS, the Company was organized pursuant to that certain Limited Liability Company Operating Agreement, dated as of March 27, 2012 (the “Prior Agreement”);

WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Prior Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                                Definitions.  Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as in effect from time to time.

“Actions” has the meaning set forth in Section 10.01(b).

“Additional Credit Amount” has the meaning set forth in Section 4.01(b)(ii).

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5) any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable law.  The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Assignee” has the meaning set forth in Section 8.05.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident, whichever is higher, in New York, New York (taking into account the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes).  For the avoidance of doubt, the Assumed Tax Rate will be the same for all Members.

“B&L” has the meaning set forth in the preamble of this Agreement.

“B&L Supply” shall mean Bourland & Leverich Supply Co. LLC, a Delaware limited liability company.

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article V.

“Carrying Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the Manager) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to:  (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (b) the date of the distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member or (c) the date of a grant of any additional Interest to any new or existing Member as consideration for the provision of services to or for the benefit of the Company; provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Manager in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members or required by regulations.  The Carrying Value of any asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value.  The Carrying Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset as of the date of its contribution thereto.  In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

“Certificate” has the meaning set forth in Section 2.01.

“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Edgen Group.

“Class B Common Stock” means Class A common stock, par value $0.0001 per share, of Edgen Group.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Minimum Gain” shall have the same meaning as partnership minimum gain as set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 6.02(b) of this Agreement.

“Covered Person” shall mean any Officer, the Manager, the Tax Matters Partner and any of their Affiliates; and any of the respective equityholders, controlling Persons, officers, directors, partners, members, managers and employees of the Tax Matters Partner, the Manager, any Officer or any of their Affiliates.

“Credit Amount” has the meaning set forth in Section 4.01(b)(ii) of this Agreement.

“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Company, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code.  A foreign tax is a creditable foreign tax for these purposes without regard to whether a Member receiving an allocation of such foreign tax elects to claim a credit for such amount.  This definition is intended to be consistent with the definition of “creditable foreign tax expenditure” in Treasury Regulations Section 1.704-1(b)(4)(viii)(b), and shall be interpreted consistently therewith.

“Dissolution Event” has the meaning set forth in Section 9.02 of this Agreement.

“Edgen Group” has the meaning set forth in the preamble of this Agreement.

“EMC” shall mean Edgen Murray Corporation, a Nevada corporation.

“EM Holdings” shall mean EM Holdings LLC, a Delaware limited liability company.

“EM II LP” has the meaning set forth in the Preamble of this Agreement.

“Encumbrance” means any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreements” means (i) the Exchange Agreement dated as of the date hereof by and between Edgen Group and EM II L.P. and (ii) the Exchange Agreement dated as of the date hereof by and between Edgen Group and B&L.

“Final Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on December 31, 2012 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Incentive Plan” means any equity incentive or similar plan pursuant to which Edgen Group may issue shares of Class A Common Stock from time to time.

“Indemnified Costs” has the meaning set forth in Section 10.01(b).

“Indemnified Party” has the meaning set forth in Section 10.01(b).

“Intangible Assets” means the assets of the Company that are described in Section 197(d) of the Code.

“Intangible Asset Gain” means the net gain recognized by the Company with respect to the Company’s Intangible Assets in connection with the actual or hypothetical sale of all or substantially all of the assets of the Company, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Company’s assets; provided, however, that any such gain shall constitute “Intangible Asset Gain” only to the extent that any such gain exceeds losses previously recognized in an actual or hypothetical sale of Intangible Assets.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Liquidator” has the meaning set forth in Section 9.03 of this Agreement.

“Manager” has the meaning set forth in Section 3.01(a).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such Member nonrecourse debt were treated as a nonrecourse liability (which shall have the same meaning as partner nonrecourse debt as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall have the same has the meaning as “partner nonrecourse deductions set forth in Treasury Regulations Section 1.704-2(i)(2).

“Members” has the meaning set forth in the preamble of this Agreement.

“Net Taxable Income” has the meaning set forth in Section 4.01(b)(i).

“New Members” has the meaning set forth in Section 8.04.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).  The amount of Nonrecourse Deductions of the Company for a fiscal year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” has the meaning set forth in Section 3.01(b).

“Prior Agreement” has the meaning set forth in the preamble of this Agreement.

“Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the number of Units then owned by such Member by the number of Units then owned by all Members.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments:  (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Manager may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Representatives” means, with respect to any Person, the Affiliates of such Person and the directors, officers, employees, agents, counsel, investment advisors, auditors, consultants or representatives of such Person or its Affiliates.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax Advance” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01(b)(i).

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Tax Matters Partner” has the meaning set forth in Section 5.08.

“Transfer” means, in respect of any Unit, property or other asset, any direct or indirect sale, assignment, transfer, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a transferee of a Member’s interest in the Company, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the membership units of the Company and any other class of units authorized in accordance with this Agreement, which shall constitute interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01.                                Formation.  The Company was formed upon the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on March 27, 2012 pursuant to the Act.

SECTION 2.02.                                Name.  The name of the Company shall be EDG Holdco LLC, or such other name or names as the Manager may from time to time designate.

SECTION 2.03.                                Term.  The term of the Company commenced on the date on which the Certificate was filed as provided by the Act, and shall continue until the Company shall be dissolved in accordance with either the provisions of this Agreement or the Act.

SECTION 2.04.                                Offices.  The Company may have offices at such places within or without the State of Delaware as the Manager from time to time may select.

SECTION 2.05.                                Registered Office and Agent for Service of Process.  The Company’s initial registered office shall be c/o the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, and the name of its initial registered agent at such address shall be the Corporation Trust Company.  The Company’s registered office and registered agent may be changed by the Manager.

SECTION 2.06.                                Purpose and Powers.  The Company is organized for any lawful business, purpose or activity that may be conducted by a limited liability company under the Act.  The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

SECTION 2.07.                                Members; Admission of New Members.  The names, current mailing addresses, and taxpayer identification numbers of the Members shall be maintained with the books and records of the Company.  The rights and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein.  A Person may be admitted from time to time as a new Member in accordance with Section 8.04; provided, however, that each new Member shall execute an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

ARTICLE III

MANAGEMENT

SECTION 3.01.                                Manager; Officers; Signing Authority.

(a)           Manager.  Except as otherwise limited by applicable law, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Company’s manager (the “Manager”) who shall have all of the rights, privileges and responsibilities of a “manager” of a limited liability company under the Act.  There shall be one Manager of the Company.  Pursuant to Section 18-401 of the Act, the Manager shall be Edgen Group.  The Manager shall hold office until its successor assumes office.  Any successor Manager shall be designated by unanimous consent of the Members.  A Manager need not be a Member of the Company.

(b)           Officers.  The Manager may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Assistant Vice President, Secretary, and Treasurer) to any such person.  Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware general corporate statutes, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 3.01(B) may be revoked in writing at any time by the Manager.  An Officer may be removed with or without cause by the Manager.

C.           Signing Authority.  Any document or instrument purporting to bind the Company shall be effective to bind the Company when executed by (i) the Manager or (ii) the President or Vice President of the Company or (iii) any other officer of the Company expressly authorized to execute such document or instrument by the terms of this Agreement or the written resolutions of the Manager.

SECTION 3.02.                                Compensation.  The Manager shall not be entitled to any compensation for services rendered to the Company in its capacity as Manager.

SECTION 3.03.                                Expenses.  The Company shall bear and/or reimburse the Manager for any expenses incurred by the Manager.

SECTION 3.04.                                No Participation in Management, etc. by Members.  The Members shall have no power to participate in the management of the Company except as expressly required by the Act or expressly authorized by this Agreement.  No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly authorized by this Agreement or in writing by the Manager, have any power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, to pledge its credit, to incur any expenditures on behalf of the Company, to execute any instrument on its behalf or to render it liable for any purpose.

SECTION 3.05.                                Business Opportunities.  Each Member hereby agrees that each other Member and its respective Affiliates may engage, provide financing, invest or possess an interest in other businesses and enterprises of any kind, nature or description, independently or with others, whether (i) such ventures are competitive with the Company and its Affiliates or (ii) the operations or property of such businesses and enterprises are transacted or located in the vicinity of or adjacent to the Company or any area in which the Company or any of its Affiliates engages in business, and, to the extent permitted by the Act, the Members and their respective Affiliates shall not have any duties or responsibilities to the Company that they might otherwise have under the Act.  The fact that any Member or any of its Affiliates may take advantage of such opportunities and not offer such opportunities, or disclose information pertaining thereto, to the Company or to the other Members, shall not subject such Member or any of its Affiliates to any liability to the Company or to the other Members whatsoever.  Neither the Company nor any Member shall have the right by virtue of this Agreement, or the relationship created hereby, in or to such ventures, investments or other opportunities, or to the income or profits derived therefrom by any other Member or any of its Affiliates, and the pursuit of, and nondisclosure of information to the Company pertaining to, such ventures, investments or other opportunities even though competitive with the business of the Company, shall not be deemed wrongful or improper or in violation of this Agreement or any rights of the Company or the Members under the Act or other applicable law.

SECTION 3.06.                                Limitation of Liability of Members.  Except as may otherwise be provided by the Act no Member, by virtue of its status as such, shall be liable for the debts, obligations or liabilities of the Company.

SECTION 3.07.                                No Priority, etc.  No Member shall have priority over any other Member as to the return of the amount of such Member’s Capital Contributions.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01.                                Distributions.  (a)  The Manager, in its discretion, may authorize distributions by the Company to the Members, which distributions shall be made pro rata in accordance with their respective Percentage Interests.

(b)           (i)           In addition to the foregoing, if the taxable income of the Company will give rise to taxable income for the Members (“Net Taxable Income”) as reasonably determined by the Manager in good faith, then, to the extent permitted by Law, the Manager shall cause the Company to make distributions (including, without limitation, by causing the Company’s subsidiaries to make distributions to the Company) to the Members for purposes of allowing the Members to fund their respective income tax liabilities (the “Tax Distributions”).  The Tax Distributions payable to each Member shall be computed based upon the Manager’s estimate of the Net Taxable Income for a Fiscal Year multiplied by such Member’s Percentage Interest, multiplied by the Assumed Tax Rate (the “Tax Amount”) in a manner consistent with Section 4.01(b)(ii).  For purposes of computing the Tax Amount, the effect of any benefit to a Member under Section 743(b) of the Code will be ignored.  For the avoidance of doubt, Tax Distributions shall be made ratably to all Members.

(ii)           Tax Distributions shall be calculated and paid no later than five days prior to each quarterly due date for the payment by corporations of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year actually made, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year actually made and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year actually made.  Following each Fiscal Year, and no later than five days prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the Manager shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Company to distribute a Tax Distribution to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions actually made by the Company in respect of such Fiscal Year.  If the Amended Tax Amount is less than the cumulative Tax Distributions actually made by the Company in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions to be made to the Members for subsequent Fiscal Years.  Within 30 days following the date on which the Company files a tax return on Form 1065, the Manager shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Company to distribute a Tax Distribution to the extent that the Final Tax Amount so calculated exceeds all Tax Distributions actually made on account of such Fiscal Year.  If the Final Tax Amount is less than all Tax Distributions actually made on account of such Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions to be made to the Members for subsequent Fiscal Years.  Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein.

SECTION 4.02.                                Liquidation Distribution.  Distributions made upon liquidation of the Company shall be made as provided in Section 9.03.

SECTION 4.03.                                Limitations on Distribution.  The Manager shall not authorize any Distributions to any Member other than as specified in this Article IV or as otherwise permitted by this Agreement.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01.                                Initial Capital Contributions.  The Members have made, on or prior to the date hereof, Capital Contributions and have acquired the number of Units as specified in the books and records of the Company.

SECTION 5.02.                                No Additional Capital Contributions.  Except as otherwise provided in this Article V or Article VII, no Member shall be required to make additional Capital Contributions to the Company without the consent of such Member, whether on account of a deficit balance in such Member’s Capital Account or otherwise, or permitted to make additional capital contributions to the Company without the consent of the Manager.

SECTION 5.03.                                Capital Accounts.  A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).  The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member.  Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.  In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

SECTION 5.04.                                Allocations of Profits and Losses.  Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

SECTION 5.05.                                Special Allocations.  Notwithstanding any other provision in this Article V:

(a)           Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)           Qualified Income Offset.  If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement.  This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Treasury Regulations and shall be interpreted consistently therewith.

(c)           Gross Income Allocation.  If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d)           Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

(e)           Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(f)           Creditable Foreign Taxes.  Creditable Foreign Taxes for any taxable period attributable to the Company, or an entity owned directly or indirectly by the Company, shall be allocated to the Members in proportion to the Members’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6).  The provisions of this Section 5.05(f) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.

(g)           Ameliorative Allocations.  Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(h), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.

SECTION 5.06.                                Tax Allocations.  For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Member in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Manager and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Company shall use the traditional method (as such term is defined in Treas. Reg. section 1.704-3(b)(1)) for all Section 704(c) allocations and “reverse Section 704(c) allocations”.

SECTION 5.07.                                Tax Advances.  To the extent the Company reasonably believes that it is required by law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself by reason of the status of any Member (“Tax Advances”), the Manager may withhold such amounts and make such tax payments as so required.  All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.  For all purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance.  Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Member pursuant to Section 4.01(b)) with respect to income attributable to or distributions or other payments to such Member.

SECTION 5.08.                                Tax Matters.  Edgen Group shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”).  The Company shall file as a partnership for federal, state and local income tax purposes, and shall not elect to be treated as a corporation for any tax purpose.  All other elections required or permitted to be made by the Company, and all other tax decisions and determinations relating to federal, state or local tax matters of the Company, shall be made by the Tax Matters Partner, in consultation with the Company’s attorneys and/or accountants.  Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner.  The Tax Matters Partner shall keep the other Members reasonably informed as to any tax actions, examinations or proceedings relating to the Company and shall submit to the other Members, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company.  Within 90 days after the end of each Fiscal Year, or as soon as reasonably practicable thereafter, the Company shall furnish each Member with estimates of the information required to be shown on U.S. Internal Revenue Service Schedule K-1 and any similar estimates for state, local or foreign tax purposes.  Within 210 days after the end of each Fiscal Year, or as soon as reasonably practicable thereafter, the Company shall furnish each Member with a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state, local or foreign income tax Law for such Fiscal Year.  The Company will use reasonable efforts to deliver or cause to be delivered as soon as practicable during each Fiscal Year (and, in any event, will deliver not later than the 210th day after the end of each Fiscal Year or as soon thereafter as is practicable), to each Member all information necessary for the preparation of such Person’s United States federal income tax returns and any state, local and foreign income tax returns that such Person is required to file or include as a result of such Person being a Member of the Company or to be provided by such Member to its partners or members including any items necessary but not reflected on U.S. Internal Revenue Service Schedule K-1 for U.S. federal income tax purposes (and, if applicable, state, local or foreign income tax purposes) and the amount of any Distributions made to or for the account of such Person.  Upon the request of any such Member made no earlier than 60 days after the end of each Fiscal Year, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax returns for the immediately preceding Fiscal Year by such Member or to be provided by such Member to its partners or members as required by applicable tax Laws.  The Manager shall file (or cause to be filed) an election pursuant to Section 754 of the Code for the Company for the first year in which a qualifying transfer or disposition occurs.

SECTION 5.09.                                Other Allocation Provisions.  Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.  Sections 5.03, 5.04 and 5.05 may be amended at any time by the Manager if necessary, in the opinion of tax counsel to the Company, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Members.

ARTICLE VI

BOOKS AND RECORDS; INFORMATION RIGHTS

SECTION 6.01.                                Books and Records.  The Company shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal office, which books shall be open to inspection by any Member (or his or its authorized representative) at all reasonable times for any purpose reasonably related to such Member’s interest in the Company and otherwise to the extent required by the Act.

SECTION 6.02.                                Information Rights.

(a)           Members shall have the right to receive from the Company upon written request (1) a copy of the Certificate and of this Agreement, as in effect from time to time, (2) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years, (3) copies of financial statements of the Company for the six most recent Fiscal Years, and (4) such other information regarding the Company as is required by the Act, subject to reasonable conditions and standards established by the Company (which may include, without limitation, withholding or restrictions on the disclosure or use of confidential information).  The Company shall deliver to the Members (i) as soon as practicable, but not later than 120 days following the end of each fiscal year, annual audited consolidated financial statements of the Company, and (ii) as soon as practicable, but not later than 45 days following the end of each fiscal quarter (other than the fourth quarter), quarterly unaudited consolidated financial statements of the Company, in each case unless substantially the same information is publicly available on the same time frame through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), (e.g., Edgen Group annual reports on Form 10-K and quarterly reports on Form 10-Q).  All such financial statements shall be prepared in English, in accordance with U.S. GAAP or International Financial Reporting Standards, applied on a consistent basis, and the requirements of applicable U.S. tax laws.

(b)           Each Member hereby agrees that Confidential Information (as defined below in this Section 6.02(b)) has been and will be made available to it in connection with its interest in the Company.  Each Member agrees not to divulge, communicate or misuse in any way, in whole or part, Confidential Information; provided, however, that Confidential Information may be disclosed (i) to a Member’s Representatives (as defined herein), (ii) to the extent required by applicable statute, law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which it is subject), or (iii) if the prior written consent of the Manager has been obtained.  As used herein, “Confidential Information” means any information concerning the Company or any of its subsidiaries, their respective financial condition, business, operations, prospects, trade secrets or other intellectual property rights, personnel information, know-how, customer lists or other confidential or proprietary information or data in the possession of or furnished to a Member (whether furnished to the Member in its capacity as a Member of the Company or otherwise); provided, that the term “Confidential Information” does not include information which (a) was or becomes generally available publicly other than as a result of a disclosure in violation of this Section by such Member or any Person to which such Member discloses such information, or (b) was or becomes available to the Member from a source other than the Company, one of its Subsidiaries or their respective Representatives, provided, that such source is or was (at the time of receipt of the relevant information) not, to such Member’s knowledge, bound by a confidentiality agreement with or other obligation of confidentiality to the Company or a subsidiary of the Company.

ARTICLE VII

MEMBERSHIP UNITS

SECTION 7.01.                                Units.  Interests in the Company shall initially be represented by one class of Units.  No other class of Units may be established without the prior written consent of each Member.

SECTION 7.02.                                Register.  The register of the Company shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member.  Unless the Manager shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company.

SECTION 7.03.                                Splits, Distributions and Reclassifications.  The Company shall not in any manner subdivide (by any Unit split, Unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event is occurring with respect to the Class A Common Stock or Class B Common Stock, as applicable, in which event the Units shall be subdivided or combined concurrently with and in the same manner as the Class A Common Stock or Class B Common Stock, as applicable.

SECTION 7.04.                                Cancellation of Class A Common Stock and Units.  At any time a share of Class A Common Stock is redeemed, repurchased, acquired, cancelled or terminated by Edgen Group, one (1) Unit registered in the name of Edgen Group will automatically be cancelled for no consideration by the Company so that the number of Units held by Edgen Group at all times equals the number of shares of Class A Common Stock outstanding.

SECTION 7.05.                                Incentive Plans.

(a)           At any time Edgen Group issues a share of Class A Common Stock to a service provider of the Company or B&L Supply pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award, surrender of an existing equity incentive award issued by B&L or otherwise), the following shall occur: (i) Edgen Group shall be deemed to contribute to the capital of the Company an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised) and the Capital Account of Edgen Group shall be adjusted accordingly; (ii) immediately after such deemed contribution, the Company shall, in the case of service providers to B&L Supply as reasonably determined by the Company, be deemed to contribute to the capital of B&L Supply an amount of cash equal to the amount contributed to the Company in clause (i) and the Capital Account the Company has in B&L Supply shall be adjusted accordingly for so long as B&L is treated as having more than one owner under the Code, (iii) the Company or B&L Supply, as the case may be, shall be deemed to purchase from Edgen Group a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by Edgen Group to the Company and, in the case of service providers to B&L Supply, from the Company to B&L Supply in clauses (i) and (ii) above (and such share is deemed delivered to its owner under the Incentive Plan); (iv) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by Edgen Group with respect to such share, if any, shall be concurrently transferred and paid to the Company or B&L Supply, as the case may be, (and such net proceeds so transferred shall not constitute a Capital Contribution); and (v) the Company shall issue to Edgen Group one (1) Unit registered in the name of Edgen Group and, in the case of service providers to B&L Supply, the Company’s interest in B&L Supply shall be adjusted accordingly for so long as B&L is treated as having more than one owner under the Code.  The Company and B&L Supply shall retain any net proceeds that are paid directly to the Company or B&L Supply..

(b)           At any time Edgen Group issues a share of Class A Common Stock to a service provider to EMC, as reasonably determined by the Company, pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award, surrender of an existing equity incentive award issued by EMC or otherwise), the following shall occur: (i) Edgen Group shall be deemed to contribute to the capital of the Company an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised) and the Capital Account of Edgen Group shall be adjusted accordingly; (ii) immediately after such deemed contribution, the Company shall be deemed to contribute to the capital of EMC an amount of cash equal to the amount of cash contributed to the Company in clause (i), (iii) EMC shall be deemed to purchase from Edgen Group a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by the Company to EMC in clause (ii) above; (iv) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by Edgen Group with respect to such share, if any, shall be concurrently transferred and paid to EMC (and such net proceeds so transferred shall not constitute a Capital Contribution); and (v) the Company shall issue to Edgen Group one (1) Unit registered in the name of Edgen Group.  The Company and EMC shall retain any net proceeds that are paid directly to the Company or B&L Supply.

(c)           If at any time following the date hereof (i) the Company directly or indirectly forms or acquires a new subsidiary and (ii) issues a share of Class A Common Stock to a service provider of such subsidiary pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award, surrender of an existing equity incentive award issued by such subsidiary or other), such issuance shall, to the extent applicable, be treated in a manner similar to Sections 7.05(a) and (b) above.

SECTION 7.06.                                Offerings of Class A Common Stock.  At any time Edgen Group issues a share of Class A Common Stock, other than pursuant to an Incentive Plan, the net proceeds received by Edgen Group with respect to such share, if any, shall be concurrently contributed to the Company and the Company shall issue to Edgen Group one (1) Unit registered in the name of Edgen Group.

SECTION 7.07.                                Exchange Agreements.  If the Company is obligated to honor any exchange made pursuant to Section 2.1 of an Exchange Agreement (i.e., Edgen Group has not assumed the obligations of the Company with respect to such exchange), Edgen Group shall contribute to the Company the number of shares of Class A Common Stock deliverable in respect of such exchange such that the Company may deliver such shares of Class A Common Stock to the Person exercising such exchange, and the Company shall issue to Edgen Group a corresponding number of additional Units in exchange for such shares of Class A Common Stock (it being understood and agreed that nothing in this Agreement shall in any way abrogate Edgen Group’s right pursuant to the Exchange Agreement to honor any proposed exchange or, to the extent Edgen Group elects to honor any such exchange, Edgen Group’s right to settle any such exchange in cash instead of shares of Class A Common Stock in its sole discretion).  If the Company elects to settle such exchange in cash instead of shares of Class A Common Stock, (a) the Company shall lend to Edgen Group on such terms as Edgen Group shall reasonably request the cash necessary to settle such exchange, (b) Edgen Group shall contribute such cash to the Company and (c) the Company shall issue to Edgen Group in exchange for such cash the number of additional Units that would have been issuable to Edgen Group in accordance with the preceding sentence if the Company had not elected to settle the exchange in cash.  Edgen Group and the Company intend for the transactions described in the immediately preceding sentence of this Section 7.07 to be treated as a purchase of Units within the meaning of Section 707(a)(2)(B) of the Code.  If Edgen Group has assumed the obligations of the Company with respect any exchange made pursuant to Section 2.1 of an Exchange Agreement and has elected to settle such exchange in cash instead of shares of Class A Common Stock, upon request from Edgen Group, the Company shall lend the necessary cash to Edgen Group on such terms as Edgen Group shall reasonably request.

SECTION 7.08.                                Registered Members.  The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

ARTICLE VIII

TRANSFER RESTRICTIONS

SECTION 8.01.                                Transfers.  Except as provided in Section 8.05 hereof, no Member may Transfer all or any portion of its Units (or beneficial interest therein) without the prior written consent of the Manager, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Manager may require) as are determined by the Manager, in each case in the Manager’s sole discretion.  Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be null and void and the transferee shall not have any rights as a Member by virtue of such purported Transfer.

SECTION 8.02.                                Encumbrances.  No Member may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) unless the Manager consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Manager, in the Manager’s sole discretion.  Any purported Encumbrance that is not in accordance with this Agreement shall be null and void.

SECTION 8.03.                                Further Restrictions.  Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Member if:

(a)           such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b)           such Transfer would cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;

(c)           such Transfer would cause any portion of the assets of the Company to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(d)           to the extent reasonably requested by the Manager, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Manager.

SECTION 8.04.                                Admissions, Withdrawals and Removals.  Notwithstanding anything to the contrary in this Agreement and except as provided in Section 8.05, additional Persons may be admitted to the Company as Members (“New Members”) only upon the approval of each Member.  The admission of any New Member shall be reflected in the books and records of the Company.  No Member may withdraw from the Company prior to the dissolution and winding up of the Company without the prior written consent of the Manager; provided that if a Member ceases to hold any Units, then such Member shall withdraw from the Company and shall cease to be a Member and to have the power to exercise any rights or powers of a member when all of such Member’s Assignees (as defined below) have been admitted as Members in accordance with the terms of this Agreement.  If a Member attempts to withdraw in violation of this Agreement, such Member will forfeit, and will receive no fair value for, its interest in the Company.

SECTION 8.05.                                Permitted Transfers.  Notwithstanding to the contrary contained herein (but subject to the provisions of Section 8.03): (i) to the extent EM II LP or B&L assigns all or a portion of its exchange rights under the applicable Exchange Agreement to any Person (such person an “Assignee”), EM II LP or B&L, as applicable, may Transfer all or a portion of its Units to such Assignee, and upon the execution of a joinder to this Agreement substantially in the form attached, such Assignee (A) shall be treated as having made all of the Capital Contributions made by, and received all of the Distributions received by, EM II LP or B&L, as applicable, in respect of such Units and (B) shall be admitted as a Member and have the rights and obligations of a Member so long as such Assignee owns any Units; and (ii) no Transfer of (A) shares of Class A Common Stock or Class B Common Stock of Edgen Group, (B) partnership interests of EM II LP, (C) membership interests of B&L, (D) Units to the Company or Edgen Group pursuant to an Exchange Agreement, (E) Units pursuant to Section 7.03, 7.04, 7.05, 7.06 or 7.07 or (F) Units to the Company, shall be construed to be a prohibited Transfer (or require the consent of the Manager) hereunder.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 9.01.                                No Dissolution.  The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement.  The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

SECTION 9.02.                                Events Causing Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a)           the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(b)           any other event not inconsistent with any provision hereof causing a dissolution of the Company under the Act.

SECTION 9.03.                                Distribution upon Dissolution.  Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed.  Upon the winding up of the Company, the Manager, or any other Person designated by the Manager (the “Liquidator”), shall take full account of the assets and liabilities of the Company and shall, unless the Manager determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof.  The proceeds of any liquidation shall be applied and distributed in the following order:

(a)           First, to the payment of the Company’s debts and obligations to its creditors, including, sales commissions and other expenses incident to any sale of the assets of the Company;

(b)           Second, to the establishment of and additions to such reserves as the Liquidator may deem necessary or appropriate; and

(c)           Third, to the Members pro rata based on their respective Percentage Interests.

SECTION 9.04.                                Time for Liquidation.  A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidator to minimize the losses attendant upon such liquidation.

SECTION 9.05.                                Termination.  The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

SECTION 9.06.                                Claims of the Members.  The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person.  No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Member or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise.

ARTICLE X

LIABILITY AND INDEMNIFICATION

SECTION 10.01.                                Exculpation; Indemnification.

(a)           Exculpation.  No Covered Person shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any act or failure to act in connection with the conduct of the business of the Company, or in performing or participating in the performance of the obligations or activities of the Company, so long as (i) such Covered Person acted in a manner reasonably believed by such Covered Person to be within the scope of the authority conferred on such Covered Person under or pursuant to this Agreement and (ii) such acts or omissions are not found by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct.  In performing its duties, a Covered Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinion, reports or statements as to the value or amount of the assets, liabilities, Profits and Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid), of the following other Persons or groups:  (a) one or more officers or employees of the Company or its subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the Company or its Subsidiaries; or (c) any other Person who has been selected with reasonable care by or on behalf of the Company or its Subsidiaries, in each case as to matters which such Covered Person reasonably believes to be within such other Person’s professional or expert competence.  The preceding sentence shall in no way limit a Covered Person’s right to rely on information to the extent provided in the Act.  No Member, in its capacity as such, shall be liable to the Company or any Member for any action taken by any other Member.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, any Covered Person acting under this Agreement or otherwise shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent they expressly restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)           Indemnification.  The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Indemnified Party, as follows:

(i)           The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Member and Covered Person (individually, an “Indemnified Party”) from and against any or all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements or other amounts (“Indemnified Costs”) arising from any or all claims, demands, actions, suits or proceedings (“Actions”), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as (i) a Member, (ii) the Manager, or (iii) an officer, agent, partner or employee of the Company, a Member, the Manager, or any of their Affiliates, regardless of whether the Indemnified Party continues in the capacity at the time the liability or expense is paid or incurred, and regardless of whether the Action is brought by a third party, or by or in the right of the Company.  In furtherance of the foregoing, an Indemnified Party shall be entitled to indemnification hereunder unless there has been a final, non-appealable determination by a court of competent jurisdiction that the claim giving rise to such indemnification was caused solely by Indemnified Party’s conduct and such conduct constituted fraud, bad faith, willful misconduct or gross negligence.  The satisfaction of any indemnification and any holding harmless pursuant to this Section 10.01 shall be from and limited to the Company’s assets (including insurance and any agreements pursuant to which the Company, its Officers or employees or any Indemnified Party are entitled to indemnification), and no Member shall have any personal liability on account thereof.

(ii)           The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with this Section 10.01, in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of this Section 10.01.  Advances shall be made without regard to an Indemnified Party’s ability to repay expenses and without regard to such Indemnified Party’s ultimate entitlement to indemnification under the other provisions of this Agreement.  Advances shall include any and all Indemnified Costs incurred pursuing an action to enforce this right of advancement, including Indemnified Costs incurred preparing and forwarding statements to the Company and the Manager to support the advances claimed.  The Indemnified Party shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnified Party undertakes to the fullest extent required by applicable law to repay the amounts advanced (without interest) if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnified Party is not entitled to be indemnified by the Company.  No other form of undertaking shall be required other than the execution of this Agreement.  An Indemnified Party that has not executed this Agreement must execute and deliver an undertaking to the Company to such effect to qualify for advances of any and all Indemnified Costs.  The right to advances under this Section 10.01 shall in all events continue until final disposition of any proceeding.

(c)           Cumulative Rights.  The right of any Indemnified Party to the indemnification expressly provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(d)           Right to Indemnification.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that an Indemnified Party is not entitled to indemnification under this Agreement.  The knowledge and actions, or failure to act, of any director, officer, agent or employee of the Company or any of its subsidiaries shall not be imputed to Indemnified Party for purposes of determining the right to indemnification under this Agreement.

(e)           Insurance.  The Company may purchase and maintain insurance, on behalf of any Indemnified Party and such other persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the obligation or power to indemnify such person against such liability under the provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.                                Severability.  If any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law: (i) the other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally and equitably construed in order to carry out as nearly as possible the purpose and intent of this Agreement; (ii) the illegality, invalidity or unenforceability of any such provision in such jurisdiction will not affect the legality, validity or enforceability of such provision in any other jurisdiction; and (iii) in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible so as to be enforceable to the maximum extent compatible with applicable law.

SECTION 11.02.                                Notices.  Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by overnight delivery by reputable delivery service or courier, or by facsimile (confirmed with a copy sent by one of the aforementioned methods), to the intended Party at the address or facsimile number of such Party set forth below or at such other address or facsimile number as shall be designated by such Party in a written notice to the other Party hereto. All such notices, requests, claims, demands and other communications shall be deemed to have been delivered and received (i) when delivered personally to the recipient, (ii) upon transmission by facsimile if received during normal business hours of the recipient and, if not, the next Business Day after transmission, as evidenced by confirmation of transmission from the sender’s facsimile machine or (iii) on the date of delivery set forth in the applicable proof of delivery if sent by reputable delivery service or courier:

(a)           If to the Company, to:

EDG Holdco LLC
c/o Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809
Attention:  Chief Executive Officer
Fax:  (225) 756-7953

(b)           If to any Member (other than Edgen Group Inc.), to the address set forth in the books and records of the Company.

(c)           If to the Manager, to:

Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809
Attention:  Chief Executive Officer
Fax:  (225) 756-7953

SECTION 11.03.                                Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 11.04.                                Interpretation.  This Agreement, together with the Exchange Agreements, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, between any of the Parties with respect to the subject matter hereof.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)           Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b)           Any headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)           All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(d)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(e)           The word “including” shall mean including without limitation.

(f)           The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(g)           No presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(h)           The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

SECTION 11.05.                                Counterparts.  This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission will be as effective as physical delivery of a manually executed counterpart hereof.

SECTION 11.06.                                Further Assurances.  Each Party agrees to execute and deliver all such documents and take or refrain from taking all such actions as may be reasonably requested by the other Party in furtherance of the purposes of this Agreement.

SECTION 11.07.                                Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal law of the State of Delaware applicable to contracts entered into and to be performed entirely within the State of Delaware by citizens of the State of Delaware, without giving effect to conflicts of laws provisions or any other principles or rules that would require or permit the application of the laws of any other jurisdiction.

SECTION 11.08.                                Submission to Jurisdiction; Waiver of Jury Trial.  To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court is unavailable, any state or federal court located in Wilmington, Delaware, as well as to the appellate jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement, (ii) agrees that all claims in respect of any such action, suit, proceeding or claim shall be brought, heard and determined exclusively in such courts, (iii) agrees that such for a have a reasonable relation to this Agreement, and to the relationship of the Parties with one another; (iv) waives and agrees not to assert any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, (v) consents to the service of any and all process in any such action, suit, proceeding or claim by the mailing of copies of such process to such Person at its address specified herein or in any other manner permitted by applicable law, (vi) waives to the fullest extent permitted by applicable law any and all rights to a trial by jury in connection with any such action, suit, proceeding or claim, (vii) agrees that a final judgment in any such action, suit, proceeding or claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (viii) agrees that performance under this Agreement shall continue if reasonably possible during any such action, suit, proceeding or claim.

SECTION 11.09.                                Remedies.  The Parties hereto acknowledge that the rights of each Party hereunder are unique and recognizes and affirms that in the event of a breach or threatened breach of this Agreement by any Party, money damages may be inadequate and the non breaching Party may have no adequate remedy at law. Accordingly, in the event of a breach or a threatened breach by any Party to this Agreement of its obligations hereunder, any Party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement, it being agreed by the Parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. The Parties agree that such non breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security). Each Party waives and agrees not to assert the defense of adequate remedy at law and further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

SECTION 11.10.                                Amendments and Waivers.  This Agreement (including the Annexes hereto) may not be amended, supplemented, waived or modified except by the written consent of the Manager and each Member.

SECTION 11.11.                                No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

EDGEN GROUP INC.

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President, Chief Financial Officer and Secretary

EDGEN MURRAY II, L.P.

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President and Chief Financial Officer

BOURLAND & LEVERICH HOLDINGS LLC

By:	/s/ Robert F. Dvorak
Name: Robert F. Dvorak
Title: President and Chief Executive Officer

[Signature Page to EDG Holdco A&R LLC Operating Agreement]

FORM OF JOINDER AGREEMENT

THIS IS A JOINDER AGREEMENT, dated as of _____________, 201__ (the “Agreement”), by and among EDG Holdco LLC, a Delaware limited liability company (the “Company”), and the undersigned “Holder” set forth on the signature page hereto.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Operating Agreement (as defined below).

WHEREAS, the Holder desires to acquire certain Units of the Company and, if not already a Member of the Company, to be admitted as a Member;

WHEREAS, to effect the foregoing, the Holder desires to enter into this Agreement and join and become party to the Amended and Restated Limited Liability Company Operating Agreement, dated as of __________________, 2012, by and among Edgen Group Inc., a corporation formed under the laws of the State of Delaware, Edgen Murray II, L.P., a limited partnership formed under the laws of the State of Delaware, and Bourland & Leverich Holdings LLC, a limited liability company formed under the laws of the State of Delaware (the “Operating Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.           Agreement to be Bound; Permitted Transferees.  Holder hereby joins in and becomes a party to the Operating Agreement and agrees to be fully bound by, and subject to, all of the covenants, terms and conditions of the Operating Agreement applicable to a Member as though an original party thereto and is admitted to the Company as a Member and shall be deemed a Member for all purposes thereof.  In addition, Holder hereby agrees that all Units held by Holder shall be deemed Units for all purposes of the Operating Agreement.  If Holder is acquiring such Units from a Member as an Assignee of such Member, Holder agrees to transfer its Units to the Member from whom such Holder received such Units immediately prior to the occurrence of any event which would result in such Holder no longer being an Assignee of such Member.

2.           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Holder and the respective successors and assigns of each of them.

3.           Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.           Notices.  For purposes of the notice provisions of the Operating Agreement all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]

5.           Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.           Jurisdiction and Venue.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE COMPANY OR THE MEMBERS WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY AND EACH MEMBER ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  THE COMPANY AND EACH MEMBER HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

7.           Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

8.           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EDG HOLDCO LLC

By:
Name:
Title:

[HOLDER]